Exhibit 10.1

May 27, 2021

Dear Carintia,

I am pleased to offer you a seat on the Board of Directors (the “Board”) of Monolithic Power Systems, Inc. (the “Company”) as a Class III director. Your appointment to the Board will be effective on May 27, 2021. With the hope and expectation that you will accept this offer, I have summarized a few related matters below for your reference.

First, should you accept this offer, the Board will, upon the effective date of your joining the Board, grant you an initial equity award of the Company’s Restricted Stock Units (“RSUs”) equal to $200,000, divided by the Company’s closing stock price on the date of the Board approval, under the Amended and Restated 2014 Equity Incentive Plan (the “Plan”). We will provide your RSUs grant paperwork promptly after such grant has been made. Subject to the terms of the Plan and your related RSU agreement, your RSUs will vest as to 50% of the shares one year from the grant date, and as to an additional 50% of the shares one year thereafter such that your RSUs will be fully vested on the two-year anniversary of the grant date.

In addition to the time-based vesting described in the preceding paragraph, if you are a director of the Company on the date of a Change of Control (as defined below) that occurs before the two-year anniversary of the grant date, in the event that a successor corporation refuses to assume or substitute the RSUs with an equivalent right, 100% of the shares subject to the RSU shall immediately vest as of the effective date of such Change of Control. Notwithstanding any accelerated vesting contained in this paragraph, your total number of shares subject to the RSU granted herein shall not increase by virtue of a Change of Control.

“Change of Control” means the occurrence of any of the following events:

(1)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(2)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(3)

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(4)

The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Second, in addition to the indemnification rights you, in your capacity as a director of the Company, will be entitled to under the Company’s Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, we propose to grant you the additional contractual indemnification and related rights provided in the enclosed Indemnification Agreement.

Third, you will receive an annual retainer of $70,000 in connection with your seat on the Board, subject to revision by the Board from time to time. Such fee will be prorated for 2021.

Fourth, starting in 2022, you will receive an annual equity grant of RSUs equal to $200,000, divided by the closing stock price on the date of the Board approval. The annual equity grant of RSUs will be fully vested one year after the date of grant.

Fifth, pursuant to our Stock Ownership Guidelines, you, in your capacity as a director of the Company, will be required to maintain ownership of the Company’s common stock equal to three times the annual retainer, within five years of the effective date of your joining the Board.

Sixth, the Company will reimburse you for international travel-related expenses associated with your attendance at Board of Directors meetings.

Seventh, as you know, the Company’s intellectual property and other proprietary information is one of our most important assets and we must all be vigilant in our protection of it. Although it goes without saying, I feel it is appropriate to remind all new directors of their fiduciary duties of loyalty and care to the Company. These include the duty to maintain the confidentiality of the Company’s confidential and proprietary information and the duty to not use such information other than to promote the Company’s best interests. I am sure that you can appreciate the importance of these matters to us.

Eighth, it is expected that during the term of your Board membership with the Company, you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

Finally, please note that nothing in this letter or any agreement granting you equity should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

Again, I am happy to extend this invitation to you. Your participation on our Board would be of great benefit to the Company.

Best Regards,

/s/ Michael Hsing

Michael Hsing
Chairman of the Board

Acknowledged and agreed:

/s/ Carintia Martinez

Carintia Martinez